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                     AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of April 19, 1999, is by and between Lamonts Apparel, Inc., a Delaware corporation (the "Company"), and Alan Schlesinger ("Executive").

     WHEREAS, this Agreement amends and restates the Employment Agreement, dated as of April 18, 1995, as amended as of January 31, 1998 (the "Effective Date"), between Executive and the Company (the "Existing Employment Agreement"), which amendment was entered into in connection with the Company's Modified and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization" or "Plan");

     NOW, THEREFORE, the parties agree to amend and restate the Existing Employment Agreement in its entirety as follows:

     1.   EMPLOYMENT OF EXECUTIVE; TITLE.

          (a) EMPLOYMENT. Executive agrees to be employed by the Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. Executive agrees during the Term (as defined below) to devote substantially all of his business time, efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business.

          (b) TITLE. Executive's job title will be Chief Executive Officer and his duties will be those as are designated by the Board of Directors of the Company ("Board"), consistent with the position of Chief Executive Officer. Executive further agrees to serve, if requested by the Board, without additional compensation, as a director of the Company, and as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company holds an equity interest; provided, however, that the Company shall indemnify Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company's Certificate of Incorporation, By-Laws and applicable Delaware law.


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     2.   COMPENSATION.

          (a) BASE SALARY. Executive's base salary shall be composed of the following:

               (i) SALARY. During the Term, the Company shall pay to Executive as compensation for his services an annual salary of $450,000 payable semi-monthly ("Salary"). Executive's Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment as provided in paragraph 3(a)(iii) below.

               (ii) GUARANTEED BONUS. In addition to his Salary, the Executive shall be paid a guaranteed annual bonus in the sum of $100,000 per year ("Minimum Bonus"), payable at the end of each calendar year.

               (iii) INCREASES IN BASE SALARY. The Executive's Salary and Minimum Bonus shall be reviewed by the Board or the Compensation Committee of the Board no less frequently than on each January 31 during the Term. The Salary and Minimum Bonus payable to Executive may be increased on each such date (and at such other times as such Board or the Compensation Committee of the Board (the "Compensation Committee") may deem appropriate during the Term) to such amount determined appropriate by such Board or the Compensation Committee; provided, however, that Executive's Salary and Minimum Bonus shall be increased annually in a minimum amount equal to the cost-of-living increment as reported in the "Consumer Price Index, Seattle, Washington, All Items," published by the U.S. Department of Labor (using January 1, 1995 as the base date for comparison with respect to the increase to be made on January 31, 1998, and using January 1 of the immediately preceding year as the base date for comparison with respect to each annual increase to be made thereafter). Each such new Salary and Minimum Bonus shall become the base for each successive year increase. Any increase in Salary, Minimum Bonus or other compensation shall in no way limit or reduce any other obligations of the Company hereunder and, once established as an increased specified rate, Executive's Salary and Minimum Bonus shall not be reduced unless Executive otherwise agrees in writing.

          (b) RETENTION OF PRIOR BENEFITS. Executive shall retain all monies and other benefits previously paid to him by reason of the Existing Employment Agreement.

          (c) EXECUTIVE PERQUISITES. Executive shall be entitled to receive such executive perquisites and fringe benefits as have been customarily provided to senior executives of the Company.

          (d) MISCELLANEOUS BUSINESS EXPENSES. Executive shall be entitled to receive an allowance of $1,500 per month, payable monthly in advance, for unreimbursed business-related expenses including the use of one personal vehicle.

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          (e)  TAX WITHHOLDING.  The Company has the right to deduct from any compensation payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal or other such taxes or charges as may now be in effect or that may hereafter be enacted or required.

          (f) BOARD MEMBERSHIP. The Company agrees that during the Term it will use its best efforts to cause Executive to be nominated for election to the Board at each annual meeting of stockholders of the Company and, if elected, the Company will appoint Executive to serve as Chairman of the Board.

          (g) LIFE INSURANCE. In addition to any other insurance which the Company may choose to maintain on the life of the Executive, the Company shall provide, to the extent it is reasonably able to do so, a term life insurance policy in the face amount of two million dollars ($2,000,000) payable to such beneficiary as the Executive may designate; provided, however, that in no event shall the Company be required to pay premiums on such term life insurance policy in excess of $15,000 per annum.

          (h) DIRECTOR'S AND OFFICER'S INSURANCE. The Company shall maintain directors' and officers' insurance policies during the Term and for a period of twelve months thereafter on substantially the same terms as the Company's current policies; provided that, if any insurer shall cancel or refuse to renew any such policy and the Company is unable to obtain a replacement policy on substantially the same terms reasonably satisfactory to Executive, the Company shall exercise in a timely manner any and all options thereunder, and pay any and all premiums or other charges necessary, to extend the period during which claims may be made thereunder; provided further that, the Company shall not be required to pay such premiums or other charges necessary to extend such period if they are substantially in excess of the premiums in effect on the date hereof. If the Company fails to maintain directors' and officers' insurance at any time during the term of Executive's employment hereunder, Executive may terminate this Agreement immediately and such termination shall be treated as a termination without Cause hereunder.

     3.   DURATION OF EMPLOYMENT.

          (a) TERM. Unless otherwise terminated at an earlier date in accordance with Section 3, 4 or 6 hereof or unless extended in accordance with
Section 6 hereof, the term of Executive's employment under this Agreement shall be for a period commencing on January 31, 1998 and ending on January 31, 2002 (the "Term").

          (b) EARLY TERMINATION. Notwithstanding the foregoing, this Agreement (other than Sections 5 through 14 hereof) and the relationship created hereunder between the Company and Executive will terminate prior to the expiration of the Term upon the

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earliest to occur of:  (i) 30 days after delivery to Executive by the Company of written notice of the Company's voluntary and unilateral termination of this Agreement, (ii) the date of delivery to the Company by Executive of written notice of Executive's voluntary and unilateral termination of this Agreement, (iii) the date of delivery of written notice from the Company following the disability of Executive that renders him unable to perform his essential duties under this Agreement, even with reasonable accommodation that does not cause undue hardship to the Company, for at least 90 days out of any 120 consecutive day period, (iv) immediately after delivery to Executive by the Company of written notice of termination for "Cause" (as defined in Section 4 below) or (v) the death of Executive, provided, however, that in the event of the death of Executive, the Company shall pay to the estate of Executive six months of Salary commencing with the next regular pay period after the date of his death ("Death Benefit"). Any Death Benefit otherwise payable by the Company shall be offset by proceeds from any life insurance furnished by the Company for payment of the Death Benefit under this Section 3(b).

          (c)  EFFECT OF TERMINATION.  Subject to the provisions set forth in
Section 6 hereof pertaining to a Change in Control, if this Agreement is terminated (A) by the Company for "Cause" or pursuant to Section 3(b)(iii), (B) voluntarily by Executive or (C) by nonrenewal at the end of the Term, Executive shall be entitled to receive only (i) his Salary payable pursuant to Section 2(a)(i), pro-rated through the effective date of such termination, (ii) a pro-rated portion of his Minimum Bonus payable pursuant to Section 2(a)(ii) and
(iii) all reasonable and necessary expenses reasonably incurred by Executive on Company business prior to the effective date of termination shall be reimbursed in accordance with the Company's reimbursement policy then in effect, which shall be paid to Executive within ten business days after the date the Executive submits to the Company reasonable documentation of such expenses.

     4.   TERMINATION BY THE COMPANY FOR CAUSE; DEFINITION OF CAUSE.
Executive's employment under this Agreement (and his right to receive the compensation set forth in Section 2 hereof) may be terminated by the Company at any time for "Cause," or (subject to the rights of Executive pursuant to Section 5 hereof) without "Cause." As used herein, "Cause" shall mean:

          (a) Any dishonest or fraudulent act or course of conduct by Executive, or other act or course of conduct by Executive constituting a criminal act or that results in improper gain or personal enrichment of Executive at the expense of the Company, or the commission by Executive of an act or a course of conduct involving moral turpitude, or Executive's insubordination to the Board.

          (b) Executive's material breach of any of the terms or conditions of this Agreement or of policies established by the Board, or Executive's material neglect of his duties or of the Company's business; PROVIDED, HOWEVER, that no such termination

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pursuant to this clause (b) shall be effective unless the Company shall have given Executive ten days' prior written notice of any such conduct which, if not discontinued or corrected, would lead to his termination for Cause. Executive will have the opportunity to cure such non-complying conduct or performance within such 10-day period. Termination pursuant to this clause
(b) shall be effective with respect to matters referred to in this clause (b) ten days after such notice unless such conduct has been cured in the good faith judgment of the Board.

     5.   SEVERANCE PAYMENT ON TERMINATION WITHOUT CAUSE.

          (a) TERMINATION WITHOUT CAUSE. Subject to the provisions set forth below and in Section 6 hereof pertaining to Change in Control (it being intended that this Section 5 shall apply cumulatively with Section 6 hereof, except to the extent otherwise provided in Section 6 hereof), if Executive's employment is terminated by the Company without Cause during the Term, (i) the Company shall be obligated to continue to pay Executive his Salary for a period of three years or for the remainder of the Term, whichever period is shorter, (ii) all options to purchase shares of capital stock of the Company shall vest in full upon the date of such termination, and (iii) the Company shall pay Executive an amount equal (x) sum of (A) the Minimum Bonus for the year in which the termination occurs plus (B) the Minimum Bonus for each year (treating a portion of a year as a full year for this purpose) remaining in the Term, excluding the year in which the termination occurs minus (y) the aggregate of all amounts paid as Minimum Bonus under this Agreement prior to such termination. At the Company's sole option, the Company may elect to pay Executive any remaining Salary due under this Section 5(a) in one lump sum, equal to the present value of such remaining Salary payments at an effective annual interest rate of 10 percent.

          (b) GENERAL RELEASE. Acceptance by Executive of any amounts pursuant to Sections 3, 5 or 6 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, any of its past, present or future shareholders or any of their respective officers, directors and affiliates (past, present or future), including, but not limited to, claims he might have relating to Executive's employment and/or cessation of employment with the Company, including without limitation, tort, contract and common law claims and claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Washington Law Against Discrimination, or any other similar federal, state or local statute, rule or regulation; provided that, there shall be excluded from the scope of such general release the following:

               (i) claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

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               (ii)  claims that may be made by the Executive for payment of accrued Salary, Minimum Bonus, fringe benefits, stock, or stock options properly due to him as provided in this Agreement; and

               (iii) claims respecting matters for which the Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws or indemnification agreements, respecting third party claims asserted or third party litigation pending or threatened against the Executive.

     A condition to Executive's receipt of any amounts pursuant to Sections 3, 5 or 6 shall be Executive's execution and delivery of a general release as described above with appropriate provisions as necessary to insure the release is valid and enforceable under applicable laws, including the Older Workers Benefit Protection Act. Such payment shall be considered independent consideration made in exchange for such release. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive that are actually known to the Company as of the time of such termination.

     6.   EFFECT OF CHANGE IN CONTROL.

          (a) If a Change in Control (as defined below) shall occur on or prior to the expiration of the Term or the earlier termination of this Agreement pursuant to Sections 3 or 4, then (A) if the remaining portion of the Term is scheduled to end on a date that is on or before the date that is the second anniversary of the occurrence of such Change in Control, then the Term shall be extended by such number of months so that the Term shall end on a date that is the second anniversary of the occurrence of such Change in Control; or (B) if the remaining portion of the Term is scheduled to end on a date that is after the date of the second anniversary of the occurrence of such Change in Control, then the Term shall remain unaffected and shall not be extended. If a Change in Control shall occur on or prior to the expiration of the Term, or the earlier termination of this Agreement pursuant to Sections 3 or 4, then if Executive's options have not fully vested, then upon occurrence of a Change in Control on or after the Effective Date, all such options shall fully vest immediately upon such event. In the event that a Change in Control occurs, this Agreement shall continue to apply to Executive's employment except that (x) termination of Executive's employment by Executive for "Good Reason" (as defined below) shall be treated in the same manner as termination of Executive's employment by the Company without Cause; and (y) if Executive's employment with the Company is terminated without Cause or for Good Reason following (or is otherwise effected in connection with) a Change in Control, the Company shall pay Executive in a lump sum (calculated in accordance with such section) within 10 days of such date of termination, an amount equal to the present value of the Salary that would have been payable under this Agreement for the remainder of the Term.

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          (b)  As used herein, a "Change in Control" shall be deemed to have occurred if, subsequent to the date hereof:

               (i) any "person" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than (i) Apollo Advisors, L.P., Lion Advisors, L.P., FMR Corp., Fidelity Management & Research Company, Fidelity Management Trust Company, any other beneficial owner of more than 10% of the Company's common stock as of January 31, 1998, or (ii) any investment fund managed by, or firm or group affiliated with any of the persons specified in clause (i) above, or any of their respective affiliates, becomes the beneficial owner, directly or indirectly, of either (A) a majority of the Company's outstanding common stock or (B) securities of the Company representing a majority of the combined voting power of the Company's then outstanding voting securities;

               (ii) a sale is made to any purchaser unaffiliated with the Company or any of the persons specified in clause (i) above of all or substantially all of the assets of the Company;

               (iii) a merger or consolidation of the Company is made with another corporation or other legal person unaffiliated with the Company or any of the persons specified in clause (i) above if, immediately after such merger or consolidation, less than 70% of the combined voting power of the then-outstanding securities of such corporation or person are held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the then-outstanding securities of the Company entitled to vote generally in the election of the Board; or

               (iv) if during any two consecutive years individuals who the beginning of such period constituted the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; PROVIDED, HOWEVER, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; PROVIDED, FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors(a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

     In no event shall the term "Change in Control" be construed to include any change of control of the Company or any affiliate of the Company solely as a result of any

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exchange of equity for debt securities of the Company or any such affiliate upon consummation of a plan of reorganization for the Company in the Bankruptcy Case.

          (c) As used in this Agreement, "Good Reason" shall mean the occurrence (without Executive's express written consent) after or in connection with any Change in Control, of any of the following acts by the Company, or failures to act by the Company to act, unless, in the case of any act or failure to act described in clauses (i), (iv), (v) or (vi) below, such act or failure to act is corrected prior to the effective date of Executive's termination:

               (i) the assignment to Executive by the Company of any duties inconsistent with Executive's status as the chief executive officer of the Company or a substantial adverse alteration in the nature or status of Executive's responsibilities from those in effect immediately prior to the Change in Control;

               (ii) a reduction by the Company in Executive's Salary as in effect on the date hereof or as the same may be increased from time to time;

               (iii) the relocation of Executive's principal place of employment to a location more than 25 miles from Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to the Change in Control;

               (iv) the failure of the Company to pay to Executive any portion of Executive's current compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

               (v) the failure by the Company to continue in effect any compensation plan in which Executive participates immediately prior to the Change in Control that is material to Executive's total compensation (e.g., stock option, restricted stock, stock appreciation right, incentive compensation, bonus or other similar plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

               (vi) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company's

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pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company that would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control.

          (d) Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

          (e) For purposes of any determination regarding the existence of Good Reason, any claim by Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

          (f) LIMITATION ON PAYMENTS. In the event that the termination and other benefits provided for in this Agreement (the "Benefits") or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this Section 6(f) would be subject to the excise tax imposed by
Section 4999 of the Code, then the Benefits shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of the Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code.

     If a reduction of the Benefits is necessary to comply with the provisions of the preceding paragraph, the Executive shall be entitled to select which Benefits will be reduced and the manner and method of any such reduction of such Benefits. Within 30 days after the amount of any required reduction in Benefits is finally determined in accordance with the provisions of this Section 6(f), the Executive shall notify the Company and the Accounting Firm in writing regarding which Benefits are to be reduced. If no notification is given by the Executive, the Company will determine which Benefits to reduce. If, as a result of any reduction required by this Section 6(f), amounts previously paid to the Executive exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.

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     Any determination (the "Determination") with respect to this Section 9(f)
shall be made at the Company's expense by an accounting firm selected by the Company (the "Accounting Firm"). The Accounting Firm shall provide its Determination that amounts otherwise payable would be subject to Section 4999, together with detailed supporting calculations and documentation to the Company and Executive within 15 days of the effective date of Executive's termination of employment by the Company if applicable, or such other time as requested by the Company or by Executive. The Accounting Firm shall provide any other Determination requested within 10 days.

     Within 10 days of the delivery of a Determination to Executive, Executive shall have the right to dispute the Determination and such dispute shall be resolved in accordance with Section 13 of this Agreement. Upon the resolution of a dispute under Section 13, the Company shall promptly pay to Executive or the Executive shall pay to the Company, any amount required by such resolution and such resolution shall be binding, final and conclusive upon the Company and Executive. If there is no dispute, the Determination shall be binding, final and conclusive upon the Company and Executive. Nothing herein shall limit the parties' respective rights in the event that an applicable government taxing authority or a court, in a final, nonappealable order or decision, takes a position which is inconsistent with a non-disputed Determination or a final and conclusive resolution of a disputed Determination.

     7. VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement for any reason by giving the Company written notice of termination, which shall be effective as set forth in Section 3(b) above. Except in the case of a voluntary termination that constitutes Good Reason following a Change in Control, the Company shall have no obligation to provide any severance compensation under Section 5 in the event of Executive's voluntary termination of this Agreement.

     8. NONSOLICITATION OF EMPLOYEES. For a period of two years after the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees.

     9. NONDISCLOSURE OF TRADE SECRETS. During the term of this Agreement, Executive will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information,

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records, sales procedures, customer and supplier requirements, pricing techniques, customer and supplier lists, methods of doing business and other confidential information (collectively referred to as "Trade Secrets") which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates. Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during the Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Executive's employment with the Company. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board. For this purpose, Executive appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.

     10. EQUITABLE RELIEF. Executive acknowledges that the restrictions contained in Sections 8 and 9 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provisions of those sections will result in irreparable injury to the Company. Executive also acknowledges that the remedy at law for any violation of these restrictions will be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief prohibiting any such violation, without the necessity of

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proving actual damages or the posting of a bond, and that the Company shall be further entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative of and in addition to any other rights or remedies to which the Company may be entitled. In the event of any such violation, the Company shall be entitled to commence an action for temporary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and Executive further irrevocably submits to the jurisdiction of any federal or state court in the geographical jurisdiction of Seattle, Washington over any suit, action or proceeding arising out of or relating to any asserted violation of Sections 8 and 9. Executive hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to the jurisdiction of any federal or state court in the geographical jurisdiction of Seattle, Washington or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Effective service of process may be made upon Executive by mail under the notice provisions contained in Section 14(a).

     11. SEVERABILITY. The parties hereto intend all provisions of this Agreement, including Sections 8 and 9 hereof, to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Agreement, including Section 8 or 9 hereof, is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in the nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     12.  LEGAL EXPENSES; EXECUTIVE'S WARRANTY.

          (a) The Company agrees to reimburse Executive for reasonable attorneys' fees and disbursements incurred and to be incurred by Executive (net of amounts previously advanced) in the making of this agreement.

          (b) Executive affirms that his employment is not contrary to or in breach of any lawful agreement or other obligation Executive has to The May Department Stores Company, and that based upon information known to him as of the date of this Agreement regarding the business of the Company, he does not know or possess any trade secrets or proprietary information of The May Department Stores Company, or any of its affiliates (including its parent) which would provide the Company with an unfair advantage over such entities in the retail apparel business, and, in any event, will not, and does not have any intent to convey any trade secrets or proprietary information to the Company.

     13.  ARBITRATION - EXCLUSIVE REMEDY.

          (a) Except as otherwise provided herein, the parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration. Arbitration shall be held in Seattle, Washington, presided over by one arbitrator. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration.

          (b) If the parties are unable to mutually select an arbitrator to hear the matter, then the American Arbitration Association, upon application of the initiating party, shall provide a panel of arbitrators from which the parties shall select one to hear the matter.

          (c) The arbitration proceeding shall be conducted in accordance with the Rules for Resolution of Employment Disputes of the American Arbitration Association. The administrative costs of arbitration (including the expense of a party in preparing for and presenting the party's case at the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party), shall be borne by the Company only if Executive receives substantially the relief sought by him in the arbitration; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

     14.  MISCELLANEOUS.

          (a) NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in

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

writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested,
(iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 14(a):

If to the Company:

           Lamonts Apparel, Inc.
           12413 Willows Road N.E.
           Kirkland, Washington  98034
           Attention:  Chief Financial Officer
           Facsimile:  (425) 814-9749

With a copy (which
shall not constitute
notice) to:

           Heller Ehrman White & McAuliffe
           525 University Avenue
           Palo Alto, California 94301
           Facsimile:  (650) 324-0638
           Attention:  Henry Lesser

If to Executive:

           Alan Schlesinger
           Lamonts Apparel, Inc.
           12413 Willows Road N.E.
           Kirkland, Washington  98034
           Facsimile:  (425) 814-9749

With a copy (which
shall not constitute
notice) to:

           Lawrence A. Jacobson
           Cohen and Jacobson
           577 Airport Boulevard
           Suite 230
           Burlingame, California  94010
           Facsimile:  (415) 347-2916

     Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

          (b) ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

          (c) MODIFICATION. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver of any term or condition in the future be so binding, unless the change or modification or waiver is in writing and signed by the parties to this Agreement.

          (d) GOVERNING LAW. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT AND THE OBLIGATIONS AND UNDERTAKINGS OF THE PARTIES UNDER THIS AGREEMENT WILL BE PERFORMED IN SEATTLE, WASHINGTON. THIS AGREEMENT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

          (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one document.

          (f) ESTATE. If Executive dies prior to the expiration of the Term or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate when and as otherwise payable.

          (g) ASSIGNMENT. The Company shall have the right to assign this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or a control block of stock of the Company, or with which the Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him. The provisions of this clause (g) are all subject to the provisions of Section 6.

          (h) BINDING EFFECT. This Agreement is binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

          (i) WAIVER OF BREACH. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

          (j) NO DUTY TO MITIGATE. Executive shall not be required to mitigate the amount of any payment or benefit provided for in any provision of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by him as a result of employment by another employer or by retirement benefits after the termination date, or otherwise.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.


LAMONTS APPAREL, INC.


/s/ Loren R. Rothschild
------------------------------
Loren R. Rothschild,
Vice Chairman of the Board



EXECUTIVE

 /s/ Alan Schlesinger
------------------------------
Alan Schlesinger

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